Exhibit 10.2

                                                                                                31 December 2001

PERSONAL & CONFIDENTIAL

Mr. Richard B. Evans

Dear Dick:

I wish to confirm my discussion with you pertaining to the position of Executive Vice President of Alcan Inc. and a member of the Office of the President, effective on 1 January 2002.  You will report to me and you will be located in Montreal.  This offer letter contains two sections.  The first deals with the on-going annual compensation package while the second section deals with transfer and relocation issues.

Section 1

Salary

Your base salary will be US$575,000 per annum, effective 1 January 2002.  Your salary will be reviewed annually on the basis of competitive US compensation data.  Your job grade will be administered at 55 under Alcan's structure.

Annual Bonus

You will participate in Alcan's Executive Performance Award Plan (EPA) with a guideline bonus of 75% of the mid-point salary (US $588,000).  Under the modified EPA program, award payment will be related to the global performance of Alcan Inc. as well as your own personal performance.

Long Term Incentive (Stock Option and Relative TSR Program)

At this point in time, we cannot provide you with all the specific details of the new Long Term Incentive Program.  These should be available to you over the next few months.

On the other hand we can confirm that the combined target compensation value of the two Plans (Stock Option and TSR Performance Plan) will be equal to approximately

US $1,750,000 for 2002 with half this value provided in stock options and the other half provided under the new TSR Performance Plan.  The compensation value of

US $1,750,000 will be revised annually on the basis of competitive US compensation data.  The Awards under both Plans are subject to approval by the Personnel Committee of the Board.

Pension Plan

We are currently reviewing the pension coverage of senior executives and may propose some modifications pertaining to the different top hat programs in existence.  Changes, if any, will be effective from 1 January 2002, but are not likely to be known before the end of the 1st Quarter 2002.

Thus, on an interim basis, from 1 January 2002, you will continue to participate in your current pension plan, at the pensionable earnings level in existence on 31 December 2001.  As soon as we complete the design of the executive top hat plan and its valuation, we will communicate the proposed changes.  We intend to have this work completed by the end of the 1st Quarter 2002.

Tax Equalization

While working in Canada, we will provide you with a tax equalization payment to compensate for the tax differential between Canada and Cleveland (federal, state and local income taxes).  The tax equalization will be applied to Base Salary, the EPA bonus payment and payments under the TSR Performance Plan.  Recognizing that there are potentially different tax treatments on TSR's and stock options in the US and Canada, the intent is that the net affect be tax neutral to you compared to the US.  In order to achieve this result you will be tax equalized on any excess taxes due from exercising TSR's in Canada offset by the savings, if any, of exercising stock options during the same tax year.

With regards to the eventual income tax payable on the 75,000 SPAUs granted to you in September 2001, we will provide you with a tax equalization payment to compensate for the tax differential between Canada and Cleveland (Ohio), in the event that you have a larger Canadian tax liability than you would have had in the USA.  However, Alcan may through mutual agreement replace those SPAUs with stock options or other more tax effective compensation of equal gross value.  In such an event the tax equalization on the  SPAUs may not be required.

It is recognized that there is a potentially material adverse tax impact on your investment income (interest, dividends, capital gains, rental income, etc.) while a resident in Canada.  Alcan will not tax equalize the differential taxes between Canada and the US on investment income, but will provide you with an annual compensatory payment of US$25,000 per year and a lump sum payment of US$10,000 to cover administrative costs.

Pay Disbursement and Benefits

You will transfer to the Canadian payroll as a non-resident on 1 January 2002, until you become a resident on or about 1 April 2002.  Alcan Inc. (Montreal) will disburse all payments and you will participate in all Employee Benefits and Flexperk Programs available to Canada-based employees, except that we will maintain your participation in the Alcancorp Pension Plan (ACPP) and US Social Security Programs.  The employee costs of these programs, if any, will be for your account.  Should you be required to contribute to the Quebec Pension Plan (Social Security) Alcan will reimburse you the annual contributions to this plan.

Even though you will be covered by Quebec's Medicare Program and Alcan's Medical Plan, Alcan will provide additional coverage under the Alcan Medical Plan for Expatriate employees to be used as payer of last resort in the event you or your wife wish to receive medical treatment in the United States.

Other than the Deferred Share Unit Program related to the annual bonus (EPA), there is no other deferral program available in Canada.

SECTION II

Immigration Requirements

You will be required to obtain the proper work permit from the Canadian authorities.  Ms. Claire Mallette will work with you to achieve this.

Relocation to Montreal

Your relocation to Montreal will be administered under Alcan Inc's Relocation Policy.

You will receive a relocation allowance of US $30,000, net of taxes to cover incidental expenses related to your move (refer to relocation policy).  The present arrangement on your Montreal house will be maintained to the end of March 2002 .  Furthermore Alcan will be responsible for the costs associated with the termination of your lease in Zurich.

Language Training Program

You and your wife are encouraged to undertake language lessons after you arrive in Montreal.  Reasonable expenses associated with these lessons will be for Alcan's account.

Termination

Should your employment be terminated without cause, Alcan will pay you a termination allowance equal to 24 months base salary and EPA guideline, calculated at the date of termination, tax-equalized to Cleveland, Ohio if need be.  The amount will be paid as a lump sum or as salary continuance at your choice.  In the event you elect salary continuance, you will continue to participate in the benefit programs for the period of salary continuance except that the long-term disability plan and the accrual of vacation cease on termination date.  No option grants are made during the salary continuance period.

Furthermore, the Company will repatriate you and your wife to the United States.  The regular relocation policy will be applied.

Change in Organizational Structure

In the event that the Board makes a change in the current Office of the President structure, which impacts on your future role in the organization, you will have the right to resign from Alcan if there is no mutually acceptable position for you in the new organization structure.  You will have up to 3 months from the date of the organizational change to make the decision to resign.  In this eventuality you shall be entitled to the termination provisions outlined above.

Professional assistance for the preparation of income tax returns

It is strongly recommended that you obtain professional tax advice, both in Canada and in the USA, prior to leaving Zurich, and prior to making any major financial decisions arising from the transfer.  Reasonable expenses for tax advice for this purpose will be paid by Alcan.

You will be provided with the services of professional consultants for the preparation of your personal income tax requirements in Canada and the United States.  The fees for this service in the USA will be for Alcan's account.  The Canadian cost is part of your Flexperk program.

Change of Control/Confidentiality/Non-Competition

Your current Change of Control Agreement continues to be in force.  The amounts payable, if any, will be grossed up for the tax differential between your province of residence and Cleveland, Ohio.  Furthermore, you are asked to sign the attached confidentiality and non-competitive agreements.

Acceptance

Please sign and return a copy of this letter indicating your acceptance of the terms and conditions described in it.

This letter is written in English at the express request of the Parties.  Cette lettre est rédigée en anglais à la demande expresse des parties.

The terms and conditions outlined in this letter replace any previous contractual arrangements and constitute the full terms and conditions of employment.

                                                                                    /s/ Travis Engen

                                                                                    Travis Engen

                                                                                    Chief Executive Officer

I accept the terms and conditions described above.

                                                                                    /s/ Richard B. Evans                                                                               11 January 2002

                                                                                    Richard B. Evans                                                                                           date